Exhibit 99.1

Hawthorn Bancshares Announces Increased Cash Dividend

Jefferson City, MO. — November 9, 2016 — Hawthorn Bancshares of Jefferson City, MO (NASDAQ: HWBK) announced today that its Board of Directors approved an increase in the quarterly cash dividend of $0.01 per share, or 20%, for a total of $0.06 per share payable January 1, 2017 to shareholders of record at the close of business on December 15, 2016.  Chairman David T. Turner stated “Hawthorn has experienced continuous earnings improvement over the last several years and capital adequacy ratios have far exceeded regulatory minimums. During this time, the Company has maintained the annual dividend rate at $0.20 per share but now believes it is time to increase the return to our shareholders.  As a result, the Board of Directors approved increasing the current quarterly dividend to $0.06 per share.”

About Hawthorn Bancshares

Hawthorn Bancshares, Inc., a financial-bank holding company headquartered in Jefferson City, Missouri, is the parent company of Hawthorn Bank of Jefferson City, Missouri with locations in the Missouri communities of Lee's Summit, Liberty, Springfield, Branson, Independence, Columbia, Clinton, Windsor, Collins, Osceola, Warsaw, Belton, Drexel, Harrisonville, California and St. Robert, Missouri.

Statements made in this press release that suggest Hawthorn Bancshares' or management's intentions, hopes, beliefs, expectations, or predictions of the future include "forward-looking statements" within the meaning of Section 21E of the Securities and Exchange Act of 1934, as amended.  It is important to note that actual results could differ materially from those projected in such forward-looking statements.  Additional information concerning factors that could cause actual results to differ materially from those projected in such forward-looking statements is contained from time to time in the company's quarterly and annual reports filed with the Securities and Exchange Commission.

Contact:

Bruce Phelps

Chief Financial Officer

TEL: 573.761.6100   FAX: 573.761.6272

www.HawthornBancshares.com